VILLAGE SUPER MARKET, INC.
733 MOUNTAIN AVENUE
SPRINGFIELD, NEW JERSEY 07081
PHONE:  (973) 467-2200
FAX:  (973) 467-6582

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED
July 25, 2009

Contact:	Kevin Begley, CFO
(973) 467-2200 – Ext. 220
Kevin.Begley@Wakefern.com

Springfield, New Jersey – October 2, 2009 – Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter and year ended July 25, 2009.

Net income was $6,680,000 in the fourth quarter of fiscal 2009, a decrease of 3% from the fourth quarter of the prior year.  Excluding a $708,000 charge related to litigation in fiscal 2009, net income increased 7% in the fourth quarter compared to the prior year.  Net income, excluding the charge, increased primarily due to higher gross profit percentages, partially offset by higher operating expenses as a percentage of sales and higher depreciation expense.

Sales were $310,925,000 in the fourth quarter of fiscal 2009, an increase of 4.3% from the prior year.  Sales increased due to the opening of the Marmora, NJ store on May 31, 2009 and a same store sales increase of 1.8%.  Same store sales increased due to higher sales at the Galloway and Franklin stores, which opened last year and are now included in same store sales, and improved transaction counts.  Same store sales were negatively impacted by a decrease in the average transaction size and cannibalization from the opening of the Marmora store.  The Company believes the lower same store sales growth in the fourth quarter of fiscal 2009 compared to the first nine months of fiscal 2009 is due to deflation in certain commodities and changing consumer behavior due to economic weakness, which has resulted in increased sale item penetration, coupon usage and trading down.  Based on these trends, which have continued in August and September, and a comparison to a very strong October 2008 quarter, the Company expects same store sales for the October 2009 quarter to increase by .25% to 1.25%, and believes it will be difficult to match the earnings level achieved in the October 2008 quarter. The Company expects same store sales for all of fiscal 2010 to increase by 1% to 3%.

Net income in fiscal 2009 was $27,255,000, an increase of 21% from the prior year. Excluding a fourth quarter charge related to litigation of $708,000, net income increased 24%.  Sales in fiscal 2009 were $1,208,097,000, an increase of 7.1% from the prior year.  Same store sales increased 4.8% in fiscal 2009.  Net income in fiscal 2009 improved compared to the prior year due to higher sales, improved gross profit percentages and lower operating expenses as a percentage of sales.

Village Super Market operates a chain of 26 supermarkets under the Shop Rite name in New Jersey and eastern Pennsylvania.

All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law.  The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements.  The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: local economic conditions; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of higher energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings; the rate of return on pension assets; the outcome of the approval process for the Washington replacement store; and other factors detailed herein and in the Company’s filings with the SEC.

VILLAGE SUPER MARKET, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In Thousands Except Per Share Amounts)

	13 Wks. Ended	13 Wks. Ended	52 Wks. Ended	52 Wks. Ended
	July 25, 2009	July 26, 2008	July 25, 2009	July 26, 2008

Sales	$310,925	$297,968	$1,208,097	$1,127,762

Cost of sales	224,982	217,939	877,552	822,564

Gross profit	85,943	80,029	330,545	305,198

Operating and administrative expense	69,979	64,587	267,667	252,739

Depreciation and amortization	4,277	3,553	15,319	13,713

Operating income	11,687	11,889	47,559	38,746

Interest expense	(887)	(789)	(3,016)	(2,986)

Interest income	511	565	2,064	3,030

Income before income taxes	11,311	11,665	46,607	38,790

Income taxes	4,631	4,774	19,352	16,247

Net income	$6,680	$6,891	$27,255	$22,543

Net income per share(1)

Class A common stock:
Basic	$.62	$.64	$2.52	$2.11
Diluted	$.50	$.52	$2.06	$1.71

Class B common stock:
Basic	$.40	$.42	$1.64	$1.38
Diluted	$.39	$.41	$1.61	$1.38

Gross profit as a % of sales	27.6%	26.9%	27.4%	27.1%

Operating and administrative expense as a % of sales	22.5%	21.7%	22.2%	22.4%

(1) All per share amounts have been adjusted to reflect the two-for-one stock split effective January 22,2009.